UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(a) of the Securities Exchange Act of 1934

Date of Report:	March 3, 2011

DALECO RESOURCES CORPORATION
(Exact name of registrant as specified in charter)

Nevada	0-12214	23-2860734
(State or other jurisdiction	(Commission File No.)	(IRS Employer Identification No.)
of incorporation)

17 Wilmont Mews, 5th Floor, West Chester, Pennsylvania 19382
(Address of principal executive offices)

Registrant’s telephone number, including area code:	610-429-0181

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sale of Equity Securities.

In connection with the Consulting Services Agreement discussed in Item 8.01 of this Form 8-K, the Registrant has issued warrants for the purchase of 2,500,000 shares of Common Stock of the Company at an exercise price of $0.15 per share. The Warrants may not be exercised by Holders (unless and until the average bid and asking closing price of the Registrant’s Common Stock exceeds One Dollar (US$1.00) for a period of thirty consecutive trading days. The warrants are exercisable through February 24, 2016.

Item 8.01.  Other Events.

On February 25, 2011,the Board of Directors of  the Registrant approved and the Registrant entered into a Consulting Services Agreement with The Musser Group, LLC (“Musser Group”) to perform consulting services for the Company.  The Consulting Services Agreement was announced to the public by press release dated March 1, 2011.  See Exhibit 99.1 attached.

The Registrant has  engaged the Musser Group, an independent contractor, to provide advisory and consulting services to the Registrant. The Musser Group team consists of four principals who will be solely and exclusively compensated in shares of the Registrant’s common stock, aggregating 2,400,000 shares.  There will be no other compensation to the Musser Group other than reimbursement of out of pocket costs preapproved by the Registrant.  The Consulting Services Agreement terminates on February 24, 2013, unless otherwise terminated pursuant to the provisions of the agreement. The Musser Group is engaged to provide (i) managed services; (ii) strategic business planning and implementation; and (iii) assistance in directing and executing the implementation of any strategies approved by the Board of Directors of the Registrant.

A copy of the Consulting Services Agreement is attached hereto as Exhibit 10.23.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Daleco Resources Corporation
(Registrant)

Date: March 3, 2011
	By:	/s/ Gary J. Novinskie
Gary J. Novinskie, President